Filed pursuant to Rule 433

August 1, 2017

Relating to

Preliminary Prospectus Supplement dated August 1, 2017 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

$500,000,000 3.300% Notes due 2025

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings, Inc.
Aggregate Principal Amount Offered Hereby:	$500,000,000
Pricing Date:	August 1, 2017
Settlement Date:

August 10, 2017 (T+7)

The settlement date of August 10, 2017 is the seventh business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the third business day prior to the Settlement Date will be required, by virtue of the fact that any such trade would otherwise settle before the close of this offering, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

Maturity Date:	February 1, 2025
Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2018
Coupon:	3.300%
Price to Public:	99.843% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$499,215,000
Benchmark Treasury:	2.125% due July 31, 2024
Benchmark Treasury Yield:	2.074%
Spread to Benchmark Treasury:	+125 bps
Yield to Maturity:	3.324%
Redemption Provisions:
Make-whole Call:

Prior to December 1, 2024, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+20 bps).

Par Call:

At any time on or after December 1, 2024, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AU3/ US49446RAU32
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC Jefferies LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC SunTrust Robinson Humphrey, Inc.
Co-Managers:	Barclays Capital Inc. BNY Mellon Capital Markets, LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Regions Securities LLC U.S. Bancorp Investments, Inc.

$350,000,000 4.450% Notes due 2047

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings, Inc.
Aggregate Principal Amount Offered Hereby:	$350,000,000
Pricing Date:	August 1, 2017
Settlement Date:

August 10, 2017 (T+7)

The settlement date of August 10, 2017 is the seventh business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the third business day prior to the Settlement Date will be required, by virtue of the fact that any such trade would otherwise settle before the close of this offering, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

Maturity Date:	September 1, 2047
Interest Payment Dates:	March 1 and September 1, commencing on March 1, 2018
Coupon:	4.450%
Price to Public:	99.259% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$347,406,500
Benchmark Treasury:	3.000% due February 15, 2047
Benchmark Treasury Yield:	2.865%
Spread to Benchmark Treasury:	+163 bps
Yield to Maturity:	4.495%
Redemption Provisions:
Make-whole Call:

Prior to March 1, 2047, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+25 bps).

Par Call:

At any time on or after March 1, 2047, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AT6/ US49446RAT68
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

TD Securities (USA) LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Regions Securities LLC Scotia Capital (USA) Inc.
Co-Managers:	Barclays Capital Inc. BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC CIBC World Markets Corp. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Addition to page S-21 of the Preliminary Prospectus Supplement, dated August 1, 2017 related to this offering:

In addition to the selling restrictions beginning on page S-21 in the preliminary prospectus supplement dated August 1, 2017, the following selling restriction also applies to the Notes:

Notice to Prospective Investors in Republic of Korea

The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the notes, any acquirer of the notes who was solicited to buy the notes in Korea is prohibited from transferring any of the notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated August 1, 2017) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Citigroup Global Markets Inc. at 1-800-831-9146; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; RBC Capital Markets, LLC at 1-866-375-6829 and Wells Fargo Securities, LLC at 1-800-645-3751.